Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Current Report on Form 8-K of Kindred Healthcare, Inc. dated November 17, 2014 and incorporated by reference in the Registration Statements on Form S-3 (333-196804) and Form S-8 (Nos. 333-59598, 333-62022, 333-88086, 333-116755, 333-151580, 333-174615, 333-183269 and 333-197755) of Kindred Healthcare, Inc. of our report dated December 11, 2013, with respect to the combined financial statements of Harden Healthcare Holdings, Inc. Net Assets Sold (Certain Assets, Liabilities and Operations Related to the Harden Home Health and Hospice Divisions) included in Gentiva Health Services, Inc.’s Current Report on Form 8-K/A (Amendment No. 1) (Exhibits 99.1 and 99.2 only) dated October 18, 2013 and filed with the Securities and Exchange Commission on December 23, 2013.

/s/ Ernst & Young LLP

Dallas, Texas

November 13, 2014